Exhibit 4.67

Confirmation Letter

To: 500WAN HK Limited (“500WAN HK”)

Whereas:

500WAN HK is the sole shareholder of E-Sun Sky Computer (Shenzhen) Co., Ltd. (“E-Sun Sky Computer”) and holds 100% of the equity interest in E-Sun Sky Computer;

E-Sun Sky Computer accepted a Power of Attorney respectively from Yu Bo (Chinese Identification No.: 420106196805034857) on Nov 18, 2015 and Yin Zhiwei(Chinese Identification No.: 440301198308211914) on Nov 18, 2015 (collectively referred to as the “POA”). Pursuant to the POA, Yu Bo and Yin Zhiwei respectively delegate and authorize E-Sun Sky Computer to exercise their voting powers and all other shareholder rights in respect of Shenzhen Youlanguang Technology Co., Ltd on their behalf (the “Rights”).

Now therefore, with respect to the exercise of the Rights, E-Sun Sky Computer hereby confirms as follows:

1.	E-Sun Sky Computer hereby confirms that, in exercising the Rights under the POA, it shall obtain the consent from 500WAN HK in the manner allowed by the PRC Laws.

2.	E-Sun Sky Computer further confirms that it shall exercise the Rights in accordance with the instructions from the third party designated by 500WAN HK within the scope allowed by the PRC Laws.

3.	This confirmation letter shall become effective upon execution, and maintain effective unless the POA is terminated in accordance with the provisions thereof.

4.	The execution, effectiveness, construction, performance, amendment and termination of this confirmation letter and the resolution of disputes hereunder shall be governed by PRC Laws.

5.	This confirmation letter is written in both Chinese and English language; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

【Signature Page Follows】

E-Sun Sky Computer (Shenzhen) Co., Ltd

By: /s/ Yu Bo

Name: Yu Bo

Title: Legal Representative

Date: 2015.11.18